Exhibit 8.1
Form of Tax Opinion
[Seward & Kissel LLP Letterhead]

Ridgebury Tankers Ltd 625 Ridgebury Road Ridgefield, Connecticut 06877	November 19, 2010

Re:	Ridgebury Tankers Ltd
Ladies and Gentlemen:
     We have acted as counsel to Ridgebury Tankers Ltd (the “Company”) in connection with the Company’s Registration Statement on Form S-1 (File No. 333-167977) (the “Registration Statement”) as filed with the U.S. Securities and Exchange Commission (the “Commission”) on      , 2010, as thereafter amended or supplemented, with respect to the public offering (the “Offering”) of up to            of the Company’s Common Shares, par value $0.01 per share (the “Common Shares”).
     In formulating our opinion as to these matters, we have examined such documents as we have deemed appropriate, including the Registration Statement and the prospectus of the Company (the “Prospectus”) included in the Registration Statement. We also have obtained such additional information as we have deemed relevant and necessary from representatives of the Company.
     Capitalized terms not defined herein have the meanings ascribed to them in the Registration Statement.
     Based on the facts as set forth in the Registration Statement and, in particular, on the representations, covenants, assumptions, conditions and qualifications described under the captions “Risk Factors” and “Tax Considerations” therein, we hereby confirm that the opinions of Seward & Kissel LLP with respect to United States federal income tax matters and Marshall Islands tax matters are those opinions attributed to Seward & Kissel LLP expressed in the Registration Statement under the captions “Tax Considerations” and “Risk Factors — We may have to pay tax on United States source income, which would reduce our earnings”, “Risk Factors — U.S. tax authorities could treat us as a ‘passive foreign investment company,’ which could have adverse U.S. federal income tax consequences to U.S. holders of our common shares” and “Risk Factors — If we are treated as a ‘controlled foreign corporation,’ U.S. Holders could have certain adverse U.S. federal income tax consequences” in the Registration Statement accurately state our opinion as to the tax matters discussed therein.

     Our opinions and the tax discussion as set forth in the Registration Statement are based on the current provisions of the Internal Revenue Code of 1986, as amended, the Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service which may be cited or used as precedents, and case law, any of which may be changed at any time with retroactive effect. No opinion is expressed on any matters other than those specifically referred to above by reference to the Registration Statement.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.
Very truly yours,